                                                                     EXHIBIT 8.1
                      [FARELLA BRAUN & MARTEL LETTERHEAD]



                                February 1, 1996



BRE Properties, Inc.
One Montgomery Street
Suite 2500, Telesis Tower
San Francisco, CA 94104


        Re: Federal Income Tax Consequences of Merger Transactions

Gentlemen:

    You have requested our opinion as to certain federal income tax consequences in connection with the proposed merger transactions set forth in the October 11, 1995 Agreement and Plan of Merger, as amended ("Merger Agreement"), by and among
(i) BRE Properties, Inc., a Delaware corporation ("BRE"), for itself and on behalf of BRE Maryland, Inc., a Maryland corporation and a wholly-owned subsidiary of BRE ("BRE/Maryland"), (ii) Real Estate Investment Trust of California, a California real estate investment trust ("RCT"), and (iii) Real Estate Investment Trust of Maryland, a Maryland business trust and a wholly-owned subsidiary of RCT ("RCT/Maryland"). Pursuant to the Merger Agreement (i) RCT will be merged with and into RCT/Maryland, (ii) RCT/Maryland will be merged with and into BRE, and (iii) BRE will be merged with and into BRE/Maryland. This opinion is being furnished to you at your request pursuant to
Section 6.1(g) of the Merger Agreement.

    In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in the Merger Agreement, the Joint Proxy Statement and Prospectus of BRE and RCT, and such other documents we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, we have relied upon certain statements and representations made by BRE, BRE/Maryland, RCT, and RCT/Maryland. Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the documents referred to above and the statements and representations of BRE, BRE/Maryland, RCT, and RCT/Maryland.

    In our examination we have assumed the legal capacity of all natural persons, the genuineness of all signatures, and the authenticity of all documents submitted to us. In making our examination of documents executed by the parties, we have assumed that such parties have the power to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action and the valid execution and delivery by such parties of such documents and the validity, binding effect and enforceability thereof. We also have assumed that the transactions related to RCT's merger into RCT/Maryland, RCT/Maryland's merger into BRE, and BRE's merger into BRE/Maryland will be consummated in accordance with the Merger Agreement and as described in the Joint Proxy Statement and Prospectus, and that such mergers qualify as statutory mergers under the laws of the State of Maryland.

    In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in the authorities upon which our opinion is based could affect our conclusions.

BRE Properties, Inc.
February 1, 1996
Page 2


                                    OPINION

    Based solely on the foregoing, and subject to the assumptions, limitations, exceptions and qualifications set forth herein, we are of the opinion that under current law:

        (1) The merger of RCT/Maryland with and into BRE will be treated for federal income tax purposes as a reorganization within the meaning of
    Section 368(a)(1)(A) of the Code.

        (2) The merger of BRE with and into BRE/Maryland will be treated for federal income tax purposes as a reorganization within the meaning of
    Section 368(a)(1)(F) of the Code.

        (3) No gain or loss will be recognized by BRE or BRE/Maryland as a result of the mergers described in (1) and (2) above.

        (4) No gain or loss will be recognized by the shareholders of BRE who receive shares of BRE/ Maryland in exchange for shares of BRE.

    This opinion is furnished by us to you solely for your benefit in connection with the Merger Agreement, and may not be quoted in full or in part or otherwise referred to, filed with, furnished to, or relied upon by any other person or entity, or by you for any other purpose, with or without reference to our firm, without the prior written consent of this firm.


    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.


                                          Very truly yours,


                                          /S/  FARELLA BRAUN & MARTEL



                                          FARELLA BRAUN & MARTEL


FB&M:pm